Exhibit 10.1

RELOCATION MANAGEMENT AGREEMENT

This Agreement is between WATTS WATER TECHNOLOGIES, INC. (the “Client”), and CENDANT MOBILITY SERVICES CORPORATION, a Delaware corporation, (“Cendant Mobility”), effective as of this 6th day of April, 2004.

1.                     Terms and Conditions.  This Agreement sets forth the terms and conditions pursuant to which Cendant Mobility (and its subsidiaries, affiliates and selected suppliers) will provide the services described in the Exhibits attached hereto and made a part hereof. Defined terms herein shall have the meanings as set forth in the Exhibits.

2.                     Services to Subsidiaries and Affiliates.  Client will have the right to authorize services for its subsidiaries, affiliates or other entities under this Agreement, and Client will remain responsible under this Agreement for any such services provided.

3.                     Assignment and Succession.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Neither party may assign its rights hereunder without the written permission of the other party; however, Cendant Mobility may assign its rights hereunder for purposes of financing, which shall not affect the performance of its obligations hereunder. Cendant Mobility will be responsible for providing the services described herein throughout the term of this Agreement.

4.                     Independent Contractor.  Cendant Mobility is an independent contractor and not a partner, employee, agent, or joint venturer of the Client.

5.                     Tax Advice. Cendant Mobility is being retained to administer the relocation of an Employee of the Client. Cendant Mobility makes no representations concerning the tax consequences of any transaction, or the tax-effectiveness of any program, under this Agreement.

6.                     Notice.  All notices under this Agreement shall be in writing and shall be deemed to have been duly submitted when received by the respective party at the address set forth below, or such other address as that party may specify to the other by notice as provided herein:

Cendant Mobility Services Corporation	Watts Water Technologies, Inc.
40 Apple Ridge Road	815 Chestnut Street
Danbury, CT 06810	North Andover, MA 01845
Attention: Contract Administration	Attention:

7.                     Governing Law.  The laws of the State of Connecticut shall govern this Agreement, and the parties agree that the state and federal courts located in the State of Connecticut shall have exclusive jurisdiction over any lawsuits brought under this Agreement.

8.                     Attorney’s Fees.  If either party brings an action to enforce the terms hereof or declare the rights of the parties hereunder, the prevailing party as determined by the court in any such action, on trial or appeal, shall be entitled to recover from the other party the reasonable costs and attorneys’ fees incurred in connection with such action.

9.                     Responsibilities of the Parties.  (a) Cendant Mobility. Cendant Mobility will be responsible for providing its services under this Agreement in a commercially reasonable manner and in accordance with all applicable federal, state, and local laws. Cendant Mobility agrees to indemnify and hold the Client and its Employees harmless from  all claims, liability, losses, damages, expenses, and lawsuits (including reasonable attorney’s fees) that may arise out of the breach of this Agreement, the willful misconduct, or any negligent act or omission by Cendant Mobility, its employees, agents, or selected suppliers, in the performance of its obligations hereunder, except to the proportionate extent of any negligence on the part of the Client, its employees, its agents, or suppliers chosen by Client that do not have a prior relationship with Cendant Mobility.

(b) Client. Except to the proportionate extent of Cendant Mobility’s responsibility described in (a) above, the Client agrees to indemnify, and hold Cendant Mobility harmless from all claims, liability, losses, damages, expenses, lawsuits, and costs of collection (including reasonable attorney’s fees) that may arise out of any transaction or service performed under this Agreement and any Exhibit, including without limitation, those arising from (i) encumbrances upon title of a Home, (ii) defects in the physical or structural condition of any Home (including but not limited to hazardous or toxic materials and gases), (iii) fraud, deceit, failure to disclose, or misrepresentation by any person receiving services hereunder,  (iv) failure or inability of any person receiving benefits hereunder to make a payment, adjustment, or repayment, to make a total refund under the appropriate circumstances, or to fulfill any other obligation to Cendant Mobility, or (v) inaccurate or untimely information provided by or through the Client, its Employees or its vendors.

(c) The rights and responsibilities under this section shall survive the termination of the Agreement. Each party shall be subrogated to the rights of the other party upon performance of its obligations under this section.

10.               Payment.  Cendant  Mobility’s fees, costs, expenses, or any other invoiced amounts as set forth in any Exhibit, shall be paid within 30 days of the date of the invoice. Payment of those portions of invoices not subject to disputes shall not be withheld pending resolution of disputes as to other portions. The Client agrees to pay a finance charge of 1.5% of the undisputed unpaid amount per month or fraction thereof (or the highest rate allowed by law, whichever is lower). All monetary values herein are expressed in US Dollars.

11.               Financial Condition.  Cendant Mobility may perform periodic reviews of the Client’s financial condition to evaluate the Client’s ability to perform its financial obligations under this Agreement. Based on the results of this review, Cendant Mobility may, upon prior notice to the Client, temporarily suspend the provision of services, including the execution of contracts of purchase or sale.

12.               Service Fee Adjustments.  The parties agree that fees shall be adjusted annually.  No adjustment shall take place any earlier than 12 months from the effective date of the Agreement.  Fee adjustments shall be effective each January 1 or July 1, whichever date occurs first after the one year anniversary of the Agreement. The standard employed shall be the Consumer Price Index, US average for all Consumers (“CPI-U”) as determined by the Bureau of Labor Statistics, using the most recent November 30 CPI-U for January adjustments and May 31 CPI-U for July adjustments. The amount of inflation/deflation for the prior year shall be calculated by dividing the most recent CPI-U (November 30 or May 31, as appropriate) by the CPI-U as of the effective date of this contract. This inflation/deflation factor shall then be multiplied by the respective fees stated herein, rounding to the nearest ten (10) dollars.

13.               Mutual Cooperation.  Cendant Mobility and Client will cooperate to enable each party to perform its obligations under this Agreement.

14.               Audit of Records.  Cendant Mobility will maintain complete records of all transactions under this Agreement for a period of 2 years from the date on which the service is rendered. Such records shall be available for audit by the Client at the offices of Cendant Mobility during regular business hours upon reasonable prior notice.   Audits shall be subject to Cendant Mobility’s standard audit guidelines (available upon request).  Should the Client wish to deviate from Cendant Mobility’s standard audit guidelines, additional costs may apply.

15.               Confidentiality.  The Client and Cendant Mobility understand that each will deliver to the other confidential and proprietary information in performing under this Agreement, and each agrees to keep confidential all information received by it hereunder and treat it as it would treat its own confidential and proprietary information. Each party agrees that it will not show, nor permit to be shown, any copies of, or terms and conditions of, this Agreement or any subsequent agreements between the parties to any third party without the prior approval of the other party.

16.               Termination.  (a) Either party may terminate this Agreement for convenience upon written notice to the other party, which termination shall be effective: (i) sixty 60 days after the date on which notice of termination is mailed, or (ii) on any later date stated in the notice. (“Termination Date”) If either party

2

terminates the Agreement for convenience, Cendant Mobility will complete all services still in process at the effective termination date, unless otherwise directed by the Client.

(b)  Either party may terminate this Agreement for cause upon written notice to the other party, which termination shall be effective immediately: (i) upon either party’s breach of the terms of this Agreement, including the Client’s failure to pay any and all undisputed invoices which remain in arrears despite written request for payment, or (ii) upon either party’s determination that the other party’s financial condition has deteriorated, or may deteriorate, such that its ability to perform under this Agreement may be delayed or adversely affected  (“Termination Date”). If the Agreement is terminated for cause, Cendant Mobility will not be obligated to complete services in process, make any Offers to the Client’s Employees, or purchase any Homes of Employees for which Cendant Mobility has made an Offer and Acceptance has not occurred.

(c)  Except as otherwise mutually agreed, after notice of termination is given by either party, the Client or its designee will purchase all Inventory Homes. Cendant Mobility will be paid any equity payments and equity loans in addition to its Direct Expenses incurred and the fee for Appraised Value Sales or Special Homes, as appropriate, for each Home. Such purchase of Inventory Homes by Client will occur prior to the Termination Date if the Agreement was terminated for convenience in accordance with (a) above, or within 5 days of the Termination Date if the Agreement was terminated for cause in accordance with (b) above.

(d)  All obligations of one party to the other existing as of the termination date shall survive the termination of this Agreement.

17.               Entire Agreement.  This Agreement, together with any Exhibits, constitutes the entire agreement between the parties hereto and supersedes all prior understandings and agreements, written or oral, with respect to the services contemplated hereunder. This Agreement may be amended or modified, (including the addition of services outside the scope and intent of this Agreement, or a waiver of any provision of this Agreement), only by a writing signed by both parties hereto. The waiver or the failure to insist upon the strict performance of any provision of this Agreement by either party shall not be construed as a waiver or relinquishment of the right to rely upon such provision on any future occasion.  In the event that any provision of this Agreement or any Exhibit shall be held invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision(s) hereof and the affected provision shall be curtailed and limited only to the extent necessary to bring such provision within the legal requirements, and this Agreement, as so modified, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

WATTS WATER TECHNOLOGIES, INC.		CENDANT MOBILITY SERVICES CORPORATION

By:	/s/ William C. McCartney	By:	/s/ Charles Buck, III

Name:	William C. McCartney	Name:	Charles Buck, III

Title:	Chief Financial Officer	Title:	Vice President

Its Authorized Signatory		Its Authorized Signatory

3

EXHIBIT A

SERVICES AND PROCEDURES: DOMESTIC UNITED STATES

The Services Hereunder Shall Only Apply to One Home Sale Authorization
with the Home Appraisal Value of $2,000,000

I.   Definitions

The following terms shall have the meanings as set forth below throughout the Agreement:

“Acceptance” shall mean submission by the Employee of a written acceptance of Cendant Mobility’s Offer to purchase the Employee’s Home, together with all documents (properly completed, signed and notarized) required by Cendant Mobility, within sixty (60) days of Cendant Mobility’s Offer. The Offer shall be binding on Cendant Mobility only when all other required information and documents are received by Cendant Mobility (or its representative, as appropriate) and approved by Cendant Mobility.

“Amended Value Sale” shall mean the sale of a Home by an Employee to Cendant Mobility at a price equal to a bona fide third-party offer that is (i) higher than the Appraised Value or (ii) acceptable to the Employee, and approved by Cendant Mobility (the “Amended Value”).

“Appraised Value” shall mean the average of two independent appraisals from a list of appraisers provided or approved by Cendant Mobility. If the two appraisals vary by more than five percent (5%) of the higher of the two appraisals then a third independent appraisal shall be ordered and the Appraised Value shall be computed by averaging the two closest appraisals.  If the three appraisals are equidistant from each other, the Appraised Value shall be computed by averaging all three appraisals.

“Appraised Value Sale” shall mean the sale of a Home by the Employee to Cendant Mobility at a price equal to the Home’s Appraised Value.

“Assigned Sale” shall mean assignment by the Employee to Cendant Mobility of an executed third party contract for the sale of the Employee’s Home.

“Authorization” shall mean the Client’s direction in writing or electronically that an Employee is eligible to receive services under this Agreement.

“Cancellation” shall mean the withdrawal by the Client of a bona fide Authorization.

“Employee” shall mean the individual designated by the Client to receive services, or for Home Sale Services, also any other person to the extent that such person has an interest in the Home of the designated individual.

“Equity Payment” shall mean payment of the Employee’s equity in the Home by Cendant Mobility.

“Expiration” shall mean the rejection of an Offer by an Employee, or the failure of the Employee to submit to Cendant Mobility all required documentation necessary to purchase the Home prior to the time frame described in the Offer.

“Home” shall mean improved real estate: (i) which is owned and used by an Employee as a principal year-round one or two family residence, including condominiums but excluding cooperative housing and mobile homes; (ii) which contains acreage within the norm and zoning limits for the locale or neighborhood; (iii) with respect to which insurance is available at standard rates for normal hazards of fire and extended coverage; (iv) with respect to which any leases can be terminated by Cendant Mobility with no more than sixty (60) days’ notice to the tenant; (v) whose value, as determined hereunder, does not fall below Seventy-five Thousand Dollars ($75,000) or exceed Six  Hundred  Fifty Thousand Dollars ($650,000); (vi) which is not situated on or near and does not contain any hazardous or toxic materials or gases, including but not limited to asbestos, lead paint, mold, or radon gas, in excess of governmental guidelines, if any; (vii) which is not sided by synthetic stucco products (commonly known as EIFS); (viii) in which the Employee has marketable title; and (ix) with respect to which mortgage financing is available at standard rates.

“Inventory Period” shall commence on the day that Cendant Mobility signs a contract of sale to purchase an Employee’s Home and shall end on the day that Cendant Mobility closes the resale of such Home to a third-party purchaser. During the Inventory Period, a Home shall be an “Inventory Home.”

“Offer” shall mean a written offer from Cendant Mobility to the Employee to purchase the Employee’s Home.

“Special Home “ shall mean improved real estate that (i) does not fit one or more of the characteristics set forth in the definition of “Home” above, (ii) is an Assigned Sale or Amended Value Sale that failed to close, or (iii) involves special considerations or requires material deviations from the procedures set forth in this Agreement. In the event Cendant Mobility agrees to handle a Special Home, Cendant Mobility will provide services in accordance with the terms, conditions and Special Home pricing set forth herein, or as otherwise agreed in writing.

“Vacate Date” shall mean the date on which the Employee vacates the Home, which date shall be within sixty (60) days of Acceptance. Upon Acceptance the Employee will notify Cendant Mobility in writing of the Vacate Date.

II.  Home Sale Services

A.              Marketing Assistance.  Cendant Mobility will assist the Employee in marketing the Home by providing counseling and direction on the Client’s relocation policy and, with the advice of a local real estate broker/agent, on the listing price, sales strategies, corrective maintenance, etc., and in responding to any offers received in order to maximize the net price received by the Employee. The Employee is not obligated to use any real estate broker recommended by Cendant Mobility and can request that Cendant Mobility refer the Employee to any broker of the Employee’s choice meeting Cendant Mobility’s qualification criteria. Cendant Mobility will provide marketing assistance services for a period of 60 days from the beginning of the provision of service.

B.              Home Sale Services.  Cendant Mobility will support the sale of the Employee’s Home in accordance with the following procedures:

(1)  Amended Value Sale.  If during the Acceptance period the Employee locates a buyer for the Home and has neither executed a binder, contract, or other agreement with that buyer nor accepted any payment in connection therewith, Cendant Mobility will purchase the Home from the Employee at the net price offered by the buyer and then sell the Home to the buyer at that same net price. Should the sale to the buyer fail to close, Cendant Mobility will take the Home into its inventory at the Amended Value purchase price, for which the Client agrees to pay the fee listed for a Special Home.

(2)  Appraised Value Sale.  If the Employee is unsuccessful in selling the Home during the Acceptance Period, Cendant Mobility will purchase the Employee’s Home at the Appraised Value and will use its best efforts to sell the Home at the most advantageous price and terms.

(3)  Assigned Sale.  If the Employee locates a buyer for the Home and, contrary to the procedures applying to the Amended Value Sale, has nevertheless executed a binder, contract, or other agreement with that buyer, or has accepted any payment in connection therewith, Cendant Mobility will accept an assignment from the Employee of the sale to the buyer and close the sale to the buyer. If the sale to the buyer falls through (before the expiration/removal of contingencies in the contract with the buyer), Cendant Mobility will buy the Home from the Employee and pay the Employee the Appraised Value for the Home, for which the Client agrees to pay the fee listed for a Special Home.

C.              Sale of the Home by the Employee.  Nothing in this Agreement is intended to be deemed as a guarantee by Cendant Mobility that the Employee will successfully sell the Home within a specific period of time at a particular price, it being expressly understood that Cendant Mobility’s services are designed and intended to assist the Employee in relocating and, with the advice of a local real estate broker/agent, in developing and implementing an objective marketing strategy for selling the Home.

III. Mortgage Services

When the Client determines that an Employee is eligible for mortgage assistance, Cendant Mobility will utilize the services of an affiliated company, Cendant Mortgage Corporation (“Cendant Mortgage”), to provide the Employee of the Client with mortgage assistance services as follows:

A.              Authorization.  Upon Authorization to Cendant Mortgage (with a copy to Cendant Mobility), Cendant Mortgage will offer mortgage assistance to the eligible Employee.

B.              Approval.  Upon completion of its review of the Employee’s mortgage application and other documentation, Cendant Mortgage will make a determination whether a mortgage loan should be made to the Employee (and any co-borrower); if the loan is granted, the loan amount, duration, interest rate and other terms and conditions governing such loan shall be communicated to the Employee. Final approval of the mortgage loan shall be at the sole discretion of Cendant Mortgage in compliance with its mortgage loan policies.

C.              Mortgage Loan Closing.  If the Employee (and any co-borrower) has successfully fulfilled all of the obligations with respect to the mortgage loan application and commitment procedure, Cendant Mortgage will arrange for the closing of the loan. The Employee (and any co-borrower) will execute all instruments, including but not limited to the mortgage instrument, mortgage or promissory note, or similar documents, and will pay any fees and closing costs required by Cendant Mortgage.

D.              Direct Bill.  If the Client has elected to participate in Cendant Mortgage’s Direct Bill program, then at time of closing Cendant Mortgage will pay on behalf of the Employee all reimbursable closing costs described in the Client’s current benefit policy, which shall be supplied to Cendant Mortgage. This arrangement shall be administered by Cendant Mortgage only if the Employee obtains a mortgage through Cendant Mortgage.

IV.  Fees

A.              Services Fees.    Service fees for all services shall be billable upon receipt of an Authorization.  The Client will pay Cendant Mobility the service fees as stated below, plus Direct Expenses. Cendant Mobility may also receive a referral fee, or like payment from its suppliers in connection with services performed.

(1) Home Sale Services

(a) Appraised Value Sales	$3,995

(b) Amended Value Sales and Assigned Sales	$3,995

(c) Special Homes	$3,995 plus the Client will pay an Inventory Fee of $650 for each month or part thereof that the Home is an Inventory Home after 90 days

(d) Home Sale Cancellations	$500 for each Authorization which has been canceled

(e) Home Sale Expirations	$500 for each Offer which has expired

(2) Mortgage Services	No additional fee

V.  Billings and Funding

A.              Billings.

(1)Direct Expenses. Cendant Mobility will invoice, and the Client will pay, all Direct Expenses incurred by Cendant Mobility during the performance of this Agreement.  Direct Expenses are defined as follows: all costs which are attributable to the provision of service to the Employee, including, but not limited to, appraisals, broker’s market analyses (“BMA”) and inspections, brokerage commissions, title and title search fees, transfer taxes, equity payments, mortgage payoff, mortgage interest (or interest on the mortgage payoff at the mortgage interest rate), insurance premiums, property taxes, overnight delivery charges, postage, wire transfer fees, cost of improvements, cost of removal and mitigation of hazardous materials or gases (such as asbestos, lead paint, radon gas, or urea formaldehyde insulation and replacement with suitable replacement materials), repair and maintenance costs, utilities, loss on resale, buyer incentive costs, real estate closing costs, fees charged by local homefinding or rental providers, including costs of tours and finders fees, and all costs incurred by Cendant Mobility in handling and moving the Employee’s goods, including but not limited to packing, transporting, storing, unpacking, and insurance whether charged by a carrier or otherwise.

(2)Home Sale Billings.  Cendant Mobility will invoice, and the Client will pay, the following amounts:

(a) Advance Billing. For Appraised Value Sales, Amended Value Sales, Assigned Sales and Homes which are Special Homes (except Buyer Value Option Sale that fail to close), a billing equal to ten percent (10%) of the Appraised Value or sale price, if appropriate, of the Home for which Cendant Mobility has issued an Offer, as an advance against Cendant Mobility’s management fee and/or Direct Expenses, plus an additional eight percent (8%) of Appraised Value or sales price, if appropriate, after the Home is in inventory 180 days and every 180 days thereafter. If the Client requests that Cendant Mobility pay an Employee an amount in excess of the Appraised Value, Amended Value or Assigned Sale price, the Client will also advance to Cendant Mobility an amount equal to that excess.

(b) Final Billing. A billing on the Home after the closing, showing the appropriate fee due Cendant Mobility as stated above, all Direct Expenses (and Inventory Fees for Special Homes only) with regard to that Home, and a reconciliation of advances or amounts paid by the Client with regard to that Home, resulting in a credit due the Client or a payment due Cendant Mobility. All expenses and/or credits which were not ascertained at the time of issuance of the final billing shall be billed during the succeeding billing period.  Any net resale gains shall be a credit to the Client and any proceeds of the sale of Homes may be applied against Cendant Mobility’s fees and Direct Expenses.

(c) Miscellaneous: A billing for any other costs reasonably incurred by Cendant Mobility at the Client’s request or subsequent to the final billing.

B.              Funding.

(1) Direct Funding of Equity and Mortgage Payoffs. For all Equity Payments (including Equity Loans) and Mortgage Payoffs, Client shall make all such payments directly to the Employee or financial institution, as applicable. Cendant Mobility shall calculate Equity and Mortgage Payoff amounts payable, however Cendant Mobility shall not be responsible for making any such payments.